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                             [ARENT FOX LETTERHEAD]
                                                                       Exhibit 5





                                 June 26, 1995




The Trustees
Washington Real Estate Investment Trust
10400 Connecticut Avenue
Kensington, Maryland  20895

Gentlemen:

         We have acted as counsel to Washington Real Estate Investment Trust (the "Trust") with respect to the Trust's Registration Statement on Form S-3 (the "Registration Statement") filed by the Trust with the Securities and Exchange Commission on June 26, 1995, in connection with the registration under the Securities Act of 1933 of 4,025,000 Shares of Beneficial Interest, no par value (the "Shares").

         As counsel to the Trust, we have examined the Trust's Declaration of Trust as amended (the "Declaration of Trust") and such Trust records, certificates and other documents and such questions of law as we considered necessary or appropriate for the purpose of this opinion.

         The 4,025,000 Shares to be sold by the Trust will, when issued in accordance with the terms of the Underwriting Agreement between the Trust and the Underwriters, be legally issued, fully paid and, subject to the following paragraph, nonassessable.

         The Declaration of Trust provides that no shareholder shall be personally liable in connection with the Trust's property or the affairs of the Trust. The Declaration of Trust further provides that the Trust shall indemnify and hold harmless shareholders against all claims and liabilities and related reasonable expenses to which they become subject by reason of their being or having been shareholders. In addition, the Trust, as a matter of practice, inserts a clause in its business, management and other contracts that provides that shareholders shall not be personally liable thereunder. In our opinion, no personal liability will attach to the Trust's shareholders for contract claims under any contract containing such a clause where adequate notice is given.





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Arent Fox

The Trustees
Washington Real Estate Investment Trust
June 26, 1995
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However, in respect to tort claims and contract claims where shareholders liability is not so negated, claims for taxes and certain statutory liability, the shareholders may, in some jurisdictions, be personally liable to the extent that such claims are not satisfied by the Trust.

         The Declaration of Trust, the actual operations of the Trust to date and the proposed continuing method of operation of the Trust, as set forth in the Prospectus (included in the Registration Statement), have been reviewed.
If the Trust continues to operate in the manner in which it has to date, and if the Trust is operated according to the policies and in the manner stated in the Declaration of Trust and in the Prospectus, the Trust will continue to qualify as a Real Estate Investment Trust pursuant to the Internal Revenue Code of 1986, and under present law the federal income tax treatment of the Trust will be as set forth in the Prospectus under the heading "Shares."

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm in the Registration Statement.

                                  Very truly yours,

                                  ARENT FOX KINTNER PLOTKIN & KAHN


                                  By: s/ JEFFREY E. JORDAN
                                     ------------------------------------------
                                         Jeffrey E. Jordan